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EXHIBIT 99.1     PRESS RELEASE



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PRESS RELEASE

SECURITY OF PENNSYLVANIA FINANCIAL CORP.


CONTACT:                                RICHARD C. LAUBACH
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                        SECURITY OF PENNSYLVANIA FINANCIAL CORP.
                                        (570) 454-0824



                    SECURITY OF PENNSYLVANIA FINANCIAL CORP.
                           TO REPURCHASE COMMON STOCK

      Hazleton, Pennsylvania, September 15, 1999 -- Security of Pennsylvania Financial Corp., the holding company for Security Savings Association of Hazleton, Hazleton, Pennsylvania, has announced that it has received regulatory clearance to purchase up to 79,350 shares of its common stock.

      Richard C. Laubach, President and Chief Executive Officer of Security of Pennsylvania Financial Corp. said that the Company has been authorized by its Board of Directors to repurchase up to 5% of the Company's 1,587,000 outstanding shares. It is intended that all such repurchase will be effected within the next six months.

      Mr. Laubach commented, "We believe that the repurchase of the shares will enhance shareholder value as such repurchases have the effect of increasing the earnings per share and book value of the remaining shares outstanding. The last trade of the common stock on September 13, 1999 was at approximately 73.8% percent of its tangible book value at $14.19 per share (as of June 30, 1999). Based on this, we believe that the repurchase of our shares is an excellent long-term investment."

      The repurchase will be made in open-market transactions, subject to the availability of stock.

      Security of Pennsylvania Financial Corp. completed its initial public offering of common stock in connection with the conversion of Security Savings Association of Hazleton from a Pennsylvania-chartered mutual savings and loan association to a Pennsylvania-chartered stock savings and loan association on December 30, 1998. In the conversion, Security of Pennsylvania Financial Corp. sold 1,511,617 shares at $10.00 per share, raising $15,116,170 in gross proceeds.

      Security Savings Association of Hazleton is headquartered in Hazleton, Pennsylvania, and operates through its administrative/branch office in Hazleton and through three other full service branches located throughout Security of Pennsylvania. The Association's deposits are insured by the Federal Deposit Insurance Corporation.



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     Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.





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